Contacts:
Thomas G. Zernick	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.399.5680	727.521.7085

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results;
Highlighted by Net Interest Margin Expansion and Strong SBA Loan Originations
ST. PETERSBURG, FL. — January 25, 2024 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today reported net income of $1.7 million, or $0.32 per diluted common share, for the fourth quarter of 2023 compared to $1.9 million, or $0.41 per diluted common share, in the third quarter of 2023. Net income from continuing operations was $1.7 million for the fourth quarter of 2023, compared to net income from continuing operations of $2.0 million in the third quarter of 2023 and $2.1 million in the fourth quarter of 2022.
Earnings benefited from higher net interest income and lower provision for credit losses during the fourth quarter, as compared to the third quarter of 2023. This was offset by higher noninterest expense and a gain recorded in the third quarter for the sale of other real estate owned that did not recur in the fourth quarter.
“BayFirst reported solid fourth quarter results, highlighted by net interest margin expansion and supported by the strength of our community bank and our CreditBench government guaranteed lending division,” stated Thomas G. Zernick, Chief Executive Officer. “Our fourth quarter progress is the result of our continued focus on expanding our footprint and becoming the premier community bank in the Tampa Bay market. During the fourth quarter, we opened a new banking center in North Sarasota, representing our eleventh banking center and our fourth banking center in the Sarasota Bradenton area of the Tampa Bay region. Our retail banking centers continue to build franchise value, and we were successful in growing net new number of checking accounts by 4% during the quarter, and by 27% since the start of the year. We maintain a community focused business model serving individuals, families, and small businesses, with a focus on checking and savings accounts which are not only less rate sensitive than time or money market deposits, they are also far less volatile in times of economic disruptions."
“Another highlight of the quarter was originating the 5th highest in dollar volume of SBA 7(a) loans nationwide, as compared to the 7th highest during the SBA's 2023 fiscal year ended September 30, 2023,” Zernick continued. “CreditBench produced $144.9 million in new loans during the fourth quarter, with $102.3 million of that production coming from the SBA Bolt small loan program, which are loans of $150 thousand or less that carry an 85% government guaranty as well as a higher yield than other SBA loans. In addition, loans originated through our community bank had solid growth during the quarter, with total loans, excluding PPP loans, increasing $49.3 million from the prior quarter. Despite economic headwinds and the unprecedented rise in interest rates, our asset quality remains well within acceptable levels, with our conventional C&I, owner occupied commercial real estate, and non owner-occupied commercial real estate portfolios all performing well. Further, we continue to have minimal exposure to non owner-occupied CRE loans, with only 5.5% of our loans held for investment in that category at year end.”
Fourth Quarter 2023 Performance Review
•The Company’s government guaranteed loan origination platform, CreditBench, originated $144.9 million in new government guaranteed loans during the fourth quarter of 2023, a decrease of 7.0% from $155.9 million of loans produced in the previous quarter, and a 32.8% increase over $109.2 million of loans produced during the fourth quarter of 2022. Demand remains strong for the Company's Bolt loan program, an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150 thousand or less to businesses throughout the country. Since the launch in late second quarter of 2022, the Company has originated 3,408

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

Bolt loans totaling $441.8 million, of which 779 Bolt loans totaling $102.3 million were originated during the quarter.
•Loans held for investment, excluding PPP loans of $3.2 million, increased by $49.3 million, or 5.7%, during the fourth quarter of 2023 to $912.5 million and increased $203.0 million, or 28.6%, over the past year. During the quarter, the Company originated $202.1 million of loans, purchased $5.4 million of government guaranteed loans, and sold $124.3 million of government guaranteed loan balances.
•Deposits decreased $32.7 million, or 3.2%, during the fourth quarter of 2023 and increased $190.1 million, or 23.9%, over the past year to $985.1 million. A $43.3 million decrease in time deposits was partially due to the maturity of $70.7 million of time deposits in the fourth quarter of 2023, of which the majority were not expected to renew.
•Balance sheet liquidity remains strong, with $63.0 million in cash balances and time deposits with other banks as of December 31, 2023. Additionally, the Company maintains significant borrowing capacity through the FHLB and Federal Reserve discount window. Approximately 84% of the Company's deposits were insured at the end of 2023.
•Book value and tangible book value at December 31, 2023 were $20.60 per common share, an increase from $20.12 at September 30, 2023.
•Net interest margin including discontinued operations increased by 12 bps to 3.48% in the fourth quarter of 2023, from 3.36% in the third quarter of 2023, primarily due to increases in loan yields.
Results of Operations
Net Income (Loss)
Net income was $1.7 million for the fourth quarter of 2023, compared to $1.9 million in the third quarter of 2023 and $1.3 million in the fourth quarter of 2022. The decrease in net income for the fourth quarter of 2023 from the preceding quarter was primarily the result of increases in deposit interest expense of $0.7 million and noninterest expense of $1.0 million. This was partially offset by an increase in total interest income of $1.2 million and a decrease in provision for credit losses of $0.3 million. The increase in net income from the fourth quarter of 2022 was due to increases in gain on sale of government guaranteed loans of $1.2 million, government guaranteed loan fair value gains of $3.5 million, and other noninterest income of $1.3 million, and a decrease in net loss from discontinued operation of $0.8 million. This was partially offset by increases in provision for credit losses of $2.0 million and noninterest expense of $5.0 million. In the third quarter of 2022, the Company made the strategic decision to discontinue the Bank’s nationwide residential mortgage operations which resulted in the net loss from discontinued operations.
For the year ended 2023, net income was $5.7 million, an increase of $6.0 million from the net loss of $0.3 million for the year ended 2022. The increase was primarily the result of a $5.8 million net loss from discontinued operations in 2022, as well as an increase in net income from continuing operations of $0.4 million primarily as a result of increased loan origination volume.
Net Interest Income and Net Interest Margin
Net interest income from continuing operations was $8.9 million in the fourth quarter of 2023, an increase of $0.5 million, or 5.8%, from the third quarter of 2023, and an increase of $0.3 million, or 3.5%, from the fourth quarter of 2022. The net interest margin expanded by 12 bps to 3.48% in the fourth quarter of 2023, from 3.36% in the third quarter of 2023.

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

The increase during the fourth quarter of 2023 as compared to the third quarter of 2023 was mainly due to an increase in loan interest income, including fees, of $1.7 million, partially offset by higher interest expense on deposits of $0.7 million and lower interest income on interest bearing deposits in banks and other of $0.4 million.
The increase during the fourth quarter of 2023 as compared to the year ago quarter was mainly due to an increase in interest income of $6.3 million, partially offset by higher interest expense on deposits of $6.0 million.
Net interest income from continuing operations was $36.4 million for the year ended 2023, an increase of $6.4 million or 21.4%, from $30.0 million for the year ended 2022. The increase was mainly due to an increase in loan interest income, including fees, of $26.7 million, partially offset by an increase in deposit interest expense of $23.0 million.
Noninterest Income
Noninterest income from continuing operations was $14.7 million for the fourth quarter of 2023, which was unchanged from the third quarter of 2023 and an increase of $6.3 million, or 74.8%, from $8.4 million in the fourth quarter of 2022. The increase in the fourth quarter of 2023, as compared to the fourth quarter of 2022, was the result of increases in gain on sale of government guaranteed loans of $1.2 million, fair value gains related to held for investment government guaranteed loans of $3.5 million, and other noninterest income of $1.3 million. The increase in other noninterest income was primarily attributable to an increase in government guaranteed loan packaging fees.
Noninterest income from continuing operations was $49.8 million for the year ended 2023, an increase of $18.2 million, or 57.7%, from $31.6 million for the year ended 2022. The increase was primarily due to higher gains on the sale of government guaranteed loans of $2.8 million, an $11.0 million increase in fair value gains related to held for investment government guaranteed loans, and an increase in other noninterest income of $3.2 million. The increase in other noninterest income was primarily due to higher government guaranteed loan packaging fees of $2.9 million.
Noninterest Expense
Noninterest expense from continuing operations was $18.5 million in the fourth quarter of 2023, which was a $1.0 million, or 6.0%, increase from $17.4 million in the third quarter of 2023 and a $5.0 million, or 36.9%, increase compared to $13.5 million in the fourth quarter of 2022. The increase in the fourth quarter of 2023, as compared to the prior quarter, was primarily due to increases in incentive costs related to loan production. The increase in the fourth quarter of 2023, as compared to the fourth quarter of 2022 was primarily due to higher compensation costs of $2.9 million and higher loan origination expense of $1.5 million.
Noninterest expense from continuing operations was $67.7 million for the year ended 2023, which was a $12.5 million, or 22.6%, increase from $55.2 million for the year ended 2022. The increase was primarily the result of higher compensation costs and loan origination expense.
Discontinued Operations
Net loss on discontinued operations was $6 thousand in the fourth quarter of 2023, compared to the net loss of $47 thousand in the third quarter of 2023. The Company recorded a net loss on discontinued operations of $791 thousand in the fourth quarter of 2022. The losses in the third and fourth quarters of 2023 were partially due to lagging facilities costs as we seek to sublease vacant space. The $785 thousand decrease in the net loss from the year-ago quarter was primarily due to a decrease in noninterest expense of $2.2 million, partially offset by decreases in each of residential loan fee income of $883 thousand, interest income of $281 thousand, and income tax benefit of $260 thousand.
Net loss from discontinued operations was $213 thousand for the year ended 2023, which was a $5.6 million reduction from a net loss of $5.8 million for the year ended 2022. The majority of the discontinued loss in 2022 was recorded in the third quarter of 2022. As such, the net loss from discontinued operations for the year ended 2022 included restructuring charges of $4.3 million and the discontinued loss in the year ended 2023 represented a modest amount of trailing expenses from the discontinuation.
Balance Sheet
Assets
Total assets decreased $16.2 million, or 1.4%, during the fourth quarter of 2023 to $1.12 billion, mainly due to a decrease of $54.2 million in cash and cash equivalents and the sale of $124.3 million in government guaranteed loans,

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

partially offset by new loan production. The reduction in cash and cash equivalents reflects lower liquidity needs compared to early 2023 when the Bank retained additional liquidity after the bank failures generated uncertainty for all banks. The result is a more efficient balance sheet.
Loans
Loans held for investment, excluding PPP loans, increased $49.3 million, or 5.7%, during the fourth quarter of 2023 and $203.0 million, or 28.6%, over the past year to $912.5 million, due to originations in both conventional community bank loans and government guaranteed loans, partially offset by government guaranteed loan sales. PPP loans, net of deferred origination fees, decreased $12.0 million in the fourth quarter of 2023 to $3.2 million.
Deposits
Deposits decreased $32.7 million, or 3.2%, during the fourth quarter of 2023 and increased $190.1 million, or 23.9%, from December 31, 2022, ending the fourth quarter of 2023 at $985.1 million. During the fourth quarter, there were decreases in noninterest-bearing deposit account balances of $4.3 million, interest-bearing transaction account balances of $8.0 million and time deposit balances of $43.3 million, partially offset by an increase in savings and money market deposit account balances of $22.9 million.
Asset Quality
In accordance with changes in generally accepted accounting principles, the Company adopted the new credit loss accounting standard known as CECL on January 1, 2023. At the time of adoption, the allowance for credit losses ("ACL") for loans increased by $3.1 million to 1.73% of loans, the reserve on unfunded commitments increased $213 thousand, and an $18 thousand reserve was established for held to maturity investment securities. These one-time increases resulted in an after-tax decrease to capital of $2.5 million, with no impact to earnings. Under CECL, the ACL is based on projected credit losses rather than on incurred losses.
The Company recorded a provision for credit losses in the fourth quarter of $2.7 million, compared to a $3.0 million provision for the third quarter of 2023. The Company recorded a $0.7 million provision for loan losses under the incurred loss methodology during the fourth quarter of 2022. The Company recorded a provision for credit losses in the year ended 2023 of $10.4 million, compared to a $0.7 million negative provision under the incurred loss methodology for the year ended 2022.
The ratio of ACL to total loans held for investment at amortized cost was 1.64% at December 31, 2023, 1.68% as of September 30, 2023, and 1.29% as of December 31, 2022. The ratio of ACL to total loans held for investment at amortized cost, excluding government guaranteed loans, was 2.03% at December 31, 2023, 2.03% as of September 30, 2023, and 1.62% as of December 31, 2022.
Net charge-offs for the fourth quarter of 2023 were $2.6 million, a $0.4 million increase from $2.2 million for the third quarter of 2023 and a $1.2 million increase compared to $1.4 million in the fourth quarter of 2022. Annualized net charge-offs as a percentage of average loans held for investment at amortized cost, excluding PPP loans, were 1.29% for the fourth quarter of 2023, up from 1.15% in the third quarter of 2023 and 0.82% in the fourth quarter of 2022. Net charge-offs for the year ended 2023 were elevated by $2.8 million due to the performance from a purchased portfolio of unsecured consumer loans. The Company stopped purchasing these loans at the end of 2022 and the portfolio balances decreased from $30.9 million to $17.0 million during 2023. Nonperforming assets to total assets was 0.94% as of December 31, 2023, compared to 0.92% as of September 30, 2023, and 1.12% as of December 31, 2022. Nonperforming assets, excluding government guaranteed loans, to total assets was 0.81% as of December 31, 2023, compared to 0.77% as of September 30, 2023, and 0.40% as of December 31, 2022.
Capital
The Bank’s Tier 1 leverage ratio was 9.38% as of December 31, 2023, compared to 9.16% as of September 30, 2023, and 10.79% at December 31, 2022. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 11.77% as of December 31, 2023, compared to 12.21% as of September 30, 2023, and 13.75% as of December 31, 2022. The total capital to risk-weighted assets ratio was 13.02% as of December 31, 2023, compared to 13.47% as of September 30, 2023, and 15.00% as of December 31, 2022.

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

Liquidity
The Bank has liquidity well in excess of Bank’s internal minimums and those required to be categorized as well-capitalized by our bank regulators. The Bank’s overall liquidity position remains strong and stable. The on-balance sheet liquidity ratio at December 31, 2023 was 9.33%, as compared to 12.58% at December 31, 2022. The Bank retained additional liquidity after the bank failures generated uncertainty for all banks in early 2023. The Bank has robust liquidity resources. These resources include secured borrowings available from the Federal Home Loan Bank, the Federal Reserve, and lines of credit with other financial institutions. As of December 31, 2023, the Bank had $10.0 million of borrowings from the FHLB and no borrowings from the FRB or other financial institutions. This compares to $25.0 million of borrowings from the FRB and no borrowings from the FHLB or other financial institutions at December 31, 2022.
Recent Events
Preferred Stock Offering. On September 30, 2023, the Company issued 1,835 shares of 11.0% Series C Cumulative Convertible Preferred Stock. These shares have no par value and a liquidation preference of $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full. An additional 1,995 shares, 1,760 shares, 731 shares, and 125 shares were issued on October 18, 2023, October 31, 2023, November 30, 2023, and December 28, 2023, respectively. Total gross proceeds from the preferred stock offering totaled $6.45 million, which will be used for operating expenses or to contribute capital to BayFirst National Bank to support its growth and operations.
First Quarter Common Stock Dividend. On January 23, 2024, BayFirst’s Board of Directors declared a first quarter 2024 cash dividend of $0.08 per common share. The dividend will be payable March 15, 2024 to common shareholders of record as of March 1, 2024. This dividend marks the 31st consecutive quarterly cash dividend paid since BayFirst initiated cash dividends in 2016.
Conference Call
BayFirst’s management team will host a conference call on Friday, January 26, 2024 at 9:00 a.m. ET to discuss its fourth quarter results. Interested investors may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com. Investment professionals are invited to dial (888) 259-6580 to participate in the call using Conference ID 44206141. A replay will be available for one week at (877) 674-7070 using playback access code 206141# or at www.bayfirstfinancial.com.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates eleven full-service banking offices throughout the Tampa Bay region and offers a broad range of commercial and consumer banking services to businesses and individuals. The Bank was the 5th largest SBA 7(a) lender by dollar volume and 2nd by number of units originated nationwide through the first quarter ended December 31, 2023, of SBA's 2024 fiscal year. Additionally, it was the number one SBA 7(a) lender in dollar volume in the 5 county Tampa Bay market for the SBA's 2023 fiscal year. As of December 31, 2023, BayFirst Financial Corp. had $1.12 billion in total assets.
Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Balance sheet data:
Average loans held for investment at amortized cost, excluding PPP loans	$812,446	$773,749	$763,854	$699,355	$677,172
Average total assets	1,108,550	1,088,517	1,064,068	969,489	925,194
Average common shareholders’ equity	82,574	81,067	80,310	78,835	80,158
Total loans held for investment	915,726	878,447	836,704	792,777	728,652
Total loans held for investment, excluding PPP loans	912,524	863,203	821,016	774,467	709,479
Total loans held for investment, excl gov’t gtd loan balances	698,106	687,141	638,148	596,505	569,892
Allowance for credit losses (1)	13,497	13,365	12,598	12,208	9,046
Total assets	1,117,766	1,133,979	1,087,399	1,069,839	938,895
Common shareholders’ equity	84,656	82,725	81,460	80,734	82,279
Share data:
Basic earnings per common share	$0.32	$0.42	$0.29	$0.13	$0.28
Diluted earnings per common share	0.32	0.41	0.29	0.13	0.28
Dividends per common share	0.08	0.08	0.08	0.08	0.08
Book value per common share	20.60	20.12	19.85	19.70	20.35
Tangible book value per common share (2)	20.60	20.12	19.85	19.70	20.35
Performance and capital ratios:
Return on average assets(3)	0.60%	0.71%	0.52%	0.30%	0.57%
Return on average common equity(3)	6.37%	8.46%	5.86%	2.69%	5.56%
Net interest margin	3.48%	3.36%	4.18%	4.17%	4.19%
Dividend payout ratio	25.03%	19.15%	27.89%	61.48%	28.99%
Asset quality ratios:
Net charge-offs(3)	$2,612	$2,234	$2,253	$1,887	$1,393
Net charge-offs/avg loans held for investment at amortized cost, excl PPP(3)	1.29%	1.15%	1.18%	1.08%	0.82%
Nonperforming loans	$10,456	$10,393	$8,606	$5,890	$10,468
Nonperforming loans (excluding gov't gtd balance)	$9,032	$8,776	$6,590	$2,095	$3,671
Nonperforming loans/total loans held for investment	1.14%	1.18%	1.03%	0.74%	1.44%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment	0.99%	1.00%	0.79%	0.26%	0.50%
ACL/Total loans held for investment at amortized cost (1)	1.64%	1.68%	1.61%	1.69%	1.29%
ACL/Total loans held for investment at amortized cost, excl PPP loans (1)	1.64%	1.72%	1.64%	1.73%	1.33%
ACL/Total loans held for investment at amortized cost, excl government guaranteed loans (1)	2.03%	2.03%	2.03%	2.10%	1.62%
Other Data:
Full-time equivalent employees	305	307	302	300	291
Banking center offices	11	10	9	9	8
(1) Prior to January 1, 2023, the incurred loss methodology was used to estimate credit losses. Beginning with that date, credit losses are estimated using the CECL methodology.
(2) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.
(3) Annualized

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP:

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share (Unaudited)
	As of
(Dollars in thousands, except for share data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total shareholders’ equity	$100,707	$94,165	$91,065	$90,339	$91,884
Less: Preferred stock liquidation preference	(16,051)	(11,440)	(9,605)	(9,605)	(9,605)
Total equity available to common shareholders	84,656	82,725	81,460	80,734	82,279
Less: Goodwill	—	—	—	—	—
Tangible common shareholders' equity	$84,656	$82,725	$81,460	$80,734	$82,279

Common shares outstanding	4,110,470	4,110,650	4,103,834	4,098,805	4,042,474
Tangible book value per common share	$20.60	$20.12	$19.85	$19.70	$20.35

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)	12/31/2023	9/30/2023	12/31/2022
Assets	Unaudited	Unaudited
Cash and due from banks	$4,099	$4,501	$3,649
Interest-bearing deposits in banks	54,286	108,052	62,397
Cash and cash equivalents	58,385	112,553	66,046
Time deposits in banks	4,646	4,631	4,881
Investment securities available for sale, at fair value (amortized cost $43,597, $44,569, and $47,374 at December 31, 2023, September 30, 2023, and December 31, 2022, respectively)	39,575	39,683	42,349
Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $17, $19, and $0 (fair value: $2,347, $2,282, and $4,755 at December 31, 2023, September 30, 2023, and December 31, 2022, respectively)	2,484	2,482	5,002
Nonmarketable equity securities	4,770	4,250	4,037
Government guaranteed loans held for sale	—	1,855	—
Government guaranteed loans held for investment, at fair value	91,508	84,178	27,078
Loans held for investment, at amortized cost net of allowance for credit losses of $13,497, $13,365, and $9,046 at December 31, 2023, September 30, 2023, and December 31, 2022, respectively)	810,721	780,904	692,528
Accrued interest receivable	7,130	6,907	4,452
Premises and equipment, net	38,874	37,992	35,440
Loan servicing rights	14,959	14,216	10,906
Deferred income tax assets	—	414	980
Right-of-use operating lease assets	2,416	2,594	3,177
Bank owned life insurance	25,800	25,630	25,159
Other assets	16,150	15,292	15,649
Assets from discontinued operations	348	398	1,211
Total assets	$1,117,766	$1,133,979	$938,895
Liabilities:
Noninterest-bearing deposits	$93,708	$98,008	$93,235
Interest-bearing transaction accounts	259,422	267,404	202,656
Savings and money market deposits	373,000	350,110	363,053
Time deposits	259,008	302,274	136,126
Total deposits	985,138	1,017,796	795,070
FHLB and FRB borrowings	10,000	—	25,000
Subordinated debentures	5,949	5,947	5,992
Notes payable	2,389	2,503	2,844
Accrued interest payable	882	632	704
Operating lease liabilities	2,619	2,812	3,538
Deferred income tax liabilities	482	—	—
Accrued expenses and other liabilities	8,980	9,409	12,205
Liabilities from discontinued operations	620	715	1,658
Total liabilities	1,017,059	1,039,814	847,011

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)	12/31/2023	9/30/2023	12/31/2022
Shareholders’ equity:	Unaudited	Unaudited
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at December 31, 2023, September 30, 2023, and December 31, 2022; aggregate liquidation preference of $6,395 each period	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210 shares issued and outstanding at December 31, 2023, September 30, 2023, and December 31, 2022; aggregate liquidation preference of $3,210 each period	3,123	3,123	3,123
Preferred stock, Series C; no par value, 10,000 shares authorized, 6,446 and 1,835 shares issued and outstanding at December 31, 2023 and September 30, 2023, respectively, and no shares issued and outstanding as of December 31, 2022; aggregate liquidation preference of $6,446 and $1,835 at December 31, 2023 and September 30, 2023, respectively	6,446	1,835	—
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,110,470, 4,110,650, and 4,042,474 shares issued and outstanding at December 31, 2023, September 30, 2023, and December 31, 2022, respectively	54,521	54,500	53,023
Accumulated other comprehensive loss, net	(2,981)	(3,621)	(3,724)
Unearned compensation	(958)	(1,242)	(178)
Retained earnings	34,395	33,409	33,479
Total shareholders’ equity	100,707	94,165	91,884
Total liabilities and shareholders’ equity	$1,117,766	$1,133,979	$938,895

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
Interest income:	Unaudited	Unaudited	Unaudited	Unaudited
Loans, including fees	$17,714	$16,032	$11,680	$63,189	$36,492
Interest-bearing deposits in banks and other	1,140	1,588	840	5,328	2,074
Total interest income	18,854	17,620	12,520	68,517	38,566
Interest expense:
Deposits	9,719	9,055	3,711	30,795	7,844
Other	258	172	235	1,291	722
Total interest expense	9,977	9,227	3,946	32,086	8,566
Net interest income	8,877	8,393	8,574	36,431	30,000
Provision for credit losses	2,737	3,001	700	10,445	(700)
Net interest income after provision for credit losses	6,140	5,392	7,874	25,986	30,700
Noninterest income:
Loan servicing income, net	677	760	532	2,826	2,040
Gain on sale of government guaranteed loans, net	6,977	7,139	5,805	24,553	21,720
Service charges and fees	555	408	355	1,721	1,306
Government guaranteed loans fair value gain, net	4,697	4,543	1,246	15,718	4,756
Other noninterest income	1,785	1,829	466	4,937	1,728
Total noninterest income	14,691	14,679	8,404	49,755	31,550
Noninterest Expense:
Salaries and benefits	7,446	7,912	6,245	30,973	27,422
Bonus, commissions, and incentives	2,211	1,406	561	5,726	2,394
Occupancy and equipment	1,150	1,262	985	4,758	3,995
Data processing	1,422	1,526	1,342	5,611	4,828
Marketing and business development	640	929	560	3,336	2,660
Professional services	1,070	816	994	3,657	4,083
Loan origination and collection	2,728	1,981	1,225	7,425	3,711
Employee recruiting and development	510	543	577	2,177	2,230
Regulatory assessments	266	284	158	881	457
Other noninterest expense	1,023	768	846	3,163	3,432
Total noninterest expense	18,466	17,427	13,493	67,707	55,212
Income before taxes from continuing operations	2,365	2,644	2,785	8,034	7,038
Income tax expense from continuing operations	704	674	672	2,119	1,560
Net income from continuing operations	1,661	1,970	2,113	5,915	5,478
Loss from discontinued operations before income taxes	(8)	(62)	(1,053)	(283)	(7,759)
Income tax benefit from discontinued operations	(2)	(15)	(262)	(70)	(1,932)
Net loss from discontinued operations	(6)	(47)	(791)	(213)	(5,827)

Net income (loss)	1,655	1,923	1,322	5,702	(349)
Preferred dividends	341	208	208	965	832
Net income available to (loss attributable to) common shareholders	$1,314	$1,715	$1,114	$4,737	$(1,181)

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
Basic earnings (loss) per common share:	Unaudited	Unaudited	Unaudited	Unaudited
Continuing operations	$0.32	$0.43	$0.47	$1.21	$1.16
Discontinued operations	—	(0.01)	(0.19)	(0.05)	(1.45)
Basic earnings (loss) per common share	$0.32	$0.42	$0.28	$1.16	$(0.29)

Diluted earnings (loss) per common share:
Continuing operations	$0.32	$0.42	$0.47	$1.17	$1.16
Discontinued operations	—	(0.01)	(0.19)	(0.05)	(1.38)
Diluted earnings (loss) per common share	$0.32	$0.41	$0.28	$1.12	$(0.22)

BayFirst Financial Corp. Reports Fourth Quarter 2023 Results
January 25, 2024

Loan Composition

(Dollars in thousands)	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Government guaranteed loans held for investment, at fair value	$91,508	$84,178	$52,165	$69,047	$27,078
Real estate:
Residential	264,126	248,973	235,339	214,638	202,329
Commercial	293,595	280,620	272,200	239,720	231,281
Construction and land	26,272	25,339	15,575	11,069	9,320
Commercial and industrial	177,566	174,238	198,639	199,721	194,643
Commercial and industrial - PPP	3,202	15,364	15,808	18,430	19,293
Consumer and other	47,287	39,024	38,103	32,697	37,288
Loans held for investment, at amortized cost, gross	812,048	783,558	775,664	716,275	694,154
Deferred loan costs, net	14,707	12,928	11,506	10,678	10,740
Discount on government guaranteed loans sold	(7,040)	(6,623)	(5,937)	(6,046)	(5,621)
Premium on loans purchased, net	4,503	4,406	3,306	2,823	2,301
Allowance for credit losses (1)	(13,497)	(13,365)	(12,598)	(12,208)	(9,046)
Loans held for investment, at amortized cost, net	810,721	780,904	771,941	711,522	692,528
Total loans held for investment, net	$902,229	$865,082	$824,106	$780,569	$719,606

Nonperforming Assets (Unaudited)

(Dollars in thousands)	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Nonperforming loans (government guaranteed balances)	$1,424	$1,617	$2,016	$3,795	$6,797
Nonperforming loans (unguaranteed balances)	9,032	8,776	6,590	2,095	3,671
Total nonperforming loans	10,456	10,393	8,606	5,890	10,468
OREO	—	—	3	3	56
Total nonperforming assets	$10,456	$10,393	$8,609	$5,893	$10,524
Nonperforming loans as a percentage of total loans held for investment	1.14%	1.18%	1.03%	0.74%	1.44%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment	0.99%	1.00%	0.79%	0.26%	0.50%
Nonperforming assets as a percentage of total assets	0.94%	0.92%	0.79%	0.55%	1.12%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.81%	0.77%	0.61%	0.20%	0.40%
ACL to nonperforming loans (1)	129.08%	128.60%	146.39%	207.27%	86.42%
ACL to nonperforming loans (excluding government guaranteed balances) (1)	149.44%	152.29%	191.17%	582.72%	246.42%
(1) Prior to January 1, 2023, the incurred loss methodology was used to estimate credit losses. Beginning with that date, credit losses are estimated using the CECL methodology.

Note: Transmitted on Globe Newswire on January 25, 2024, at 4:00 p.m. ET.